     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1997

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           UGLY DUCKLING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                    2525 EAST CAMELBACK ROAD                   86-0721358
     (STATE OF INCORPORATION)                   SUITE 1150                       (I.R.S. EMPLOYER
                                          PHOENIX, ARIZONA 85016              IDENTIFICATION NUMBER)
                                              (602) 852-6600
                 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                               OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            STEVEN P. JOHNSON, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           UGLY DUCKLING CORPORATION
                      2525 EAST CAMELBACK ROAD, SUITE 1150
                             PHOENIX, ARIZONA 85016
                                 (602) 852-6600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

                               STEVEN D. PIDGEON
                             SNELL & WILMER L.L.P.
                               ONE ARIZONA CENTER
                                400 E. VAN BUREN
                             PHOENIX, ARIZONA 85004
                                 (602) 382-6252
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                              PROPOSED           PROPOSED          AMOUNT OF
       TITLE OF EACH CLASS OF            AMOUNT TO BE     MAXIMUM OFFERING  MAXIMUM AGGREGATE     REGISTRATION
     SECURITIES TO BE REGISTERED        REGISTERED(1)      PRICE PER UNIT   OFFERING PRICE(1)         FEE
-----------------------------------------------------------------------------------------------------------------
Debt Securities......................    $200,000,000           (2)            $200,000,000         $60,607
=================================================================================================================

(1) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $200,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $200,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount.

(2) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 18, 1997

                                  $200,000,000

                               UGLY DUCKLING LOGO

                                DEBT SECURITIES

                            ------------------------

     Ugly Duckling Corporation (the "Company") intends from time to time to issue up to $200,000,000 aggregate principal amount of its debt securities (the "Debt Securities") in one or more series at prices and on terms to be determined at the time of sale.

     For each issue of Debt Securities for which this Prospectus is being delivered (the "Offered Securities"), there will be an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth, without limitation and to the extent applicable, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, rate of interest (which may be fixed or variable) or method of calculation thereof, time of payment of interest, any terms for redemption, any sinking fund provisions, any subordination provisions, the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by the underwriters, the compensation of such underwriters or agents, and any other special terms of the Offered Securities. The Prospectus Supplement relating to any series of Offered Securities will also contain information concerning certain United States federal income tax considerations, if applicable to the Offered Securities.

     SEE "RISK FACTORS" AT PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE DEBT SECURITIES OFFERED HEREBY.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is           , 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Debt Securities offered hereby, reference is hereby made to such Registration Statement and exhibits. The Registration Statement, including the exhibits thereto, may be examined without charge at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of all or any part of the Registration Statement, including such exhibits thereto, may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

     The Company is subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington D.C. 20549, upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy statements, and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Company's common stock is traded on Nasdaq. Reports, proxy statements, and other information filed by the Company may be inspected and copied at the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20007.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company (File No. 0-20841) are incorporated by reference in this Prospectus:

          1. The Company's Form 10-K Report for the fiscal year ended December 31, 1996, as amended by its Form 10-K/A Report filed on May 20, 1997;

          2. The Company's Form 10-Q Report for the fiscal quarter ended March 31, 1997;

          3. The Company's Form 8-K Report dated January 15, 1997, as amended by its Form 8-K/A1 Report dated January 15, 1997 and its Form 8-K/A2 Report dated January 15, 1997;

          4. The Company's Form 8-K Report dated February 3, 1997;

          5. The Company's Form 8-K Report dated February 11, 1997, as amended by its Form 8-K/A1 Report dated February 10, 1997 and its Form 8-K/A2 Report dated February 11, 1997;

          6. The Company's Form 8-K Report dated April 1, 1997, as amended by its Form 8-K/A1 Report dated April 1, 1997 (the "April 1 Form 8-K"); and

          7. The Company's Form 8-K Report dated April 21, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the April 1 Form 8-K and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above that have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Ugly Duckling Corporation, 2525 East Camelback Road, Suite 1150, Phoenix, Arizona 85016, Attention: Secretary, telephone number:
1-800-THE-DUCK.

                                  THE COMPANY

     The Company operates the largest publicly held chain of "buy here-pay here" used car dealerships in the United States and underwrites, finances, and services retail installment contracts generated from the sale of used cars by its dealerships and by third party used car dealers located in select markets throughout the country. As part of its financing activities, the Company has initiated a collateralized dealer financing program pursuant to which it provides qualified independent used car dealers with operating credit lines secured by the dealers' retail installment contract portfolios. The Company targets its products and services to the sub-prime segment of the automobile financing industry, which focuses on selling and financing used cars to persons who have limited credit histories, low incomes, or past credit problems ("Sub-Prime Borrowers"). As used herein amounts followed by "(pro forma)" do not include revenues or sales derived from one Company dealership which was sold on December 31, 1995.

     The Company has expanded significantly in recent periods. From 1995 to 1996, total revenues increased by 55.2%, from $48.7 million (pro forma) to $75.6 million. The Company's net income grew to $5.9 million in 1996 (including $4.4 million in gains recognized from the sale of contract receivables pursuant to a securitization program (the "Securitization Program") with SunAmerica Life Insurance Company ("SunAmerica") discussed below), or $.60 per share, compared with a net loss of $(4.0) million, or $(.67) per share in 1995.

     The Company originated 6,929 contracts through its dealerships with an aggregate principal balance of $49.0 million and purchased 9,825 contracts from third party dealers with an aggregate principal balance of $56.8 million during 1996. The principal balance of the Company's total contract portfolio managed as of March 31, 1997 was $169.1 million, including $100.4 million in contracts serviced under the Securitization Program. Substantially all of the contracts the Company services are with Sub-Prime Borrowers.

COMPANY DEALERSHIP OPERATIONS.

     The Company sells used cars through twenty-four wholly owned used car dealerships ("Company Dealerships") in Arizona, Texas, Florida, Nevada, and New Mexico and finances such sales through retail installment contracts that the Company services. The Company's targeted competition for its Company Dealerships are the numerous small independent used car dealerships that sell and finance used cars to Sub-Prime Borrowers ("Buy Here-Pay Here" dealers). The Company estimates that there are over 63,000 independent used car dealers in the United States, a substantial portion of which are Buy Here-Pay Here dealers. The Company distinguishes its Company Dealership operations from those of typical Buy Here-Pay Here dealers by providing multiple locations, upgraded facilities, large inventories of used automobiles, centralized purchasing, value-added marketing programs, and dedication to customer service. Most Company Dealerships maintain extensive inventories of 100 to 300 used cars and feature a wide selection of makes and models (with ages generally ranging from 5 to 10 years). The average sales price per car at Company Dealerships was $7,107 for 1996. The Company has developed flexible underwriting guidelines and techniques, which combine established underwriting criteria with managerial discretion, to facilitate rapid credit decisions and utilizes networked computer systems to monitor and service large volumes of contracts.

     The Company believes it has achieved widespread brand name recognition through extensive television, radio, and billboard advertising featuring its widely recognized animated duck mascot and logo. The Company emphasizes its large network of Company Dealerships, its wide selection of quality used cars, and its ability to finance most Sub-Prime Borrowers. The Company has also established several innovative marketing programs that are designed to attract Sub-Prime Borrowers by assisting them in re-establishing their credit, offering rewards for timely payment on contracts, and promoting customer loyalty.

THIRD PARTY DEALER OPERATIONS.

     The Company also purchases and services contracts originated by third party used car dealers ("Third Party Dealers"). Through its acquisition of Champion Financial Services, Inc. in 1994, the Company entered the Third Party Dealer financing market in order to leverage the contract servicing expertise it had acquired through its Company Dealership activities. Since that time, the Company has significantly expanded its Third

Party Dealer contract purchasing operations and, as of the date of this Prospectus, has opened 64 Third Party Dealer contract buying offices ("Branch Offices") in 17 states and entered into contract purchasing agreements with approximately 2,710 Third Party Dealers.

     The Company is in the process of expanding its Third Party Dealer operations by implementing a collateralized dealer financing program (the "Cygnet Dealer Program"). The Company believes that providing operating credit lines to qualified Third Party Dealers will give such dealers a unique opportunity to obtain the debt financing necessary to expand their businesses while enabling the Company to earn additional finance income and to diversify its earning asset base. The Company also believes that the relationships established with these dealers will provide a preferred position to acquire retail installment contracts from them. Such contract purchases would provide these dealers with an additional source of financing and enable the Company to further expand its contract portfolio.

     The Company has also established insurance operations directed to the sub-prime market. Its initial activities in this area have focused on force placing casualty insurance on its Third Party Dealer contracts.

GROWTH STRATEGY.

     The Company is the largest publicly held chain of Buy Here-Pay Here used car dealerships in the United States and its size has enabled it to have greater access to capital. The Company's strategy is to deploy this capital base to increase sales revenue and finance income by acquiring or opening new dealerships and finance operations. In the last several months, the Company has opened new Company Dealerships in Arizona, Nevada, and New Mexico. The Company acquired four operating used car dealership locations and a used car reconditioning facility in Florida on January 15, 1997 and has since opened a fifth location in Florida. On April 1, 1997, the Company acquired seven operating used car dealerships in San Antonio and a contract portfolio of approximately $24.3 million.

     Newly acquired or opened dealerships have historically generated operating profit within the first few months of operation, although results have varied significantly by dealership. The Company's recent dealership acquisitions, however, have been of larger groups of dealerships than those previously acquired and are in new markets. Accordingly, no assurance can be given that the recently acquired dealerships will become profitable, if at all, as quickly as previously acquired or opened dealerships. The Company is continually evaluating potential expansion and acquisition opportunities. Continued expansion is subject to numerous factors, including the identification of attractive market opportunities, the availability of inventory, the hiring and training of personnel, and other factors.

     In recent periods, the Company has also rapidly expanded its Branch Office network. Since December 31, 1995 the Company has opened 60 Branch Offices. The Company intends to continue to develop this network, consistent with the Company's guidelines on contract portfolio risk, and its desire for continued geographic diversity.

     As an additional element of its growth strategy, the Company intends to expand its insurance services and its Cygnet Dealer Program. While the Company anticipates that its Cygnet Dealer Program could be a substantial revenue contributor and is currently placing significant marketing emphasis on this product, the Company is unable to predict the success or size of this program.

CAPITAL RESOURCES.

     The Company finances its operations through the issuance of equity securities and borrowings pursuant to various credit arrangements, including a revolving credit facility (the "Revolving Facility") with General Electric Capital Corporation ("GE Capital"). In addition, the Company has derived revenue through the sale of contracts under its Securitization Program with SunAmerica. Through March 31, 1997, the Company had securitized an aggregate of $73.3 million in contracts originated through Company Dealerships and $55.6 million in loans originated at Third Party Dealers and purchased by the Company. Standard & Poor's has given "BBB" ratings to the $128.9 million in securities issued to SunAmerica, as of March 31, 1997, in connection with the Securitization Program (the "Certificates"), which the Company believes are the only

"investment grade" ratings given to certificates collateralized by used car installment contracts originated at Buy Here-Pay Here dealerships without any external credit enhancement. The Standard & Poor's rating is unrelated to an investment in the Debt Securities being offered pursuant to this Prospectus. Since March 31, 1997, the Company has substantially utilized its maximum commitment from SunAmerica to purchase Certificates. For risks associated with the Company's dependence on securitization transactions and the fact that the Securitization Program with SunAmerica has been substantially utilized, see "Risk Factors -- Dependence on Securitizations."

                                  RISK FACTORS

     Investment in the Debt Securities offered hereby involves certain risks. In addition to the other information included elsewhere in this Prospectus, prospective investors should give careful consideration to the following factors before purchasing Debt Securities offered hereby.

NO ASSURANCE OF CONTINUED PROFITABILITY; FLUCTUATIONS IN OPERATING RESULTS

     The Company began operations in 1992 and incurred significant losses in 1994 and 1995. In 1996, however, the Company achieved profitability with net earnings of approximately $5.9 million (including $4.4 million of gains recognized from the sale of contract receivables pursuant to the Securitization Program) on total revenues of $75.6 million. There can be no assurance that the Company will remain profitable.

DEPENDENCE ON SECURITIZATIONS

     In recent periods, a significant portion of the Company's net earnings have been attributable to gains on sales of contract receivables under its Securitization Program. To date, all of the Company's securitization transactions have been completed under the Securitization Program with SunAmerica. Under this program, SunAmerica was granted the right to purchase $175 million of Certificates. As of June 30, 1997, the Company had substantially utilized its maximum commitment from SunAmerica under the Securitization Program. The Company is actively seeking to identify alternative securitization participants. Failure to identify new securitization participants and to periodically engage in securitization transactions will adversely affect the Company's cash flows and net earnings. The Company's ability to successfully complete securitizations in the future may also be affected by several factors, including the condition of securities markets generally, conditions in the asset-backed securities markets specifically, and the credit quality of the Company's portfolio. In addition, with respect to securitization transactions that have previously been effected, the amount of any gain on sale is based upon certain estimates, which may not subsequently be realized. To the extent that actual cash flows on a securitization are materially below estimates, the Company would be required to revalue the subordinate certificate portion of the securitization which it retains, and record a charge to earnings based upon the reduction. In addition, the Company records ongoing income based upon the cash flows on its subordinate certificate portion. The income recorded on the subordinate certificate portion will vary from quarter to quarter based upon cash flows received in a given period. Champion Receivables Corporation ("CRC"), a bankruptcy remote entity, is the Company's wholly-owned special purpose securitization subsidiary. Its assets include residuals in finance receivables and investments held in trust, in the amounts of $16.8 million and $5.4 million, respectively, at March 31, 1997, which amounts would not be available to satisfy claims of creditors of the Company on a consolidated basis, including claims of the holders of the Debt Securities offered pursuant to this Prospectus.

POOR CREDITWORTHINESS OF BORROWERS; HIGH RISK OF CREDIT LOSSES

     Substantially all of the contracts that the Company services are with Sub-Prime Borrowers. Due to their poor credit histories, Sub-Prime Borrowers are generally unable to obtain credit from traditional financial institutions, such as banks, savings and loans, credit unions, or captive finance companies owned by automobile manufacturers. The Company typically charges fixed interest rates ranging from approximately 21.0% to 29.9% on contracts originated at Company Dealerships, while rates range from approximately 17.6% to 29.9% on the Third Party Dealer contracts it purchases. In addition, the Company has established an Allowance for Credit Losses, which approximated 13.9% and 17.7% of contract principal balances as of December 31, 1996 and 1995, respectively, and 22.1% of contract principal balances as of March 31, 1997, to cover anticipated credit losses on the contracts currently in its portfolio. At December 31, 1996 and 1995, the principal balance of delinquent contracts as a percentage of total outstanding contract principal balances was 3.7% and 4.2%, respectively. The principal balance of delinquent contracts as a percentage of total outstanding contract principal balances at March 31, 1997 was 4.7%. The Company's net charge offs as a percentage of average principal outstanding for the years ended December 31, 1996 and 1995 were 16.7% and 21.7%, respectively. The Company's annualized net charge offs as a percentage of average principal outstanding for the three months ended March 31, 1997 were 19.4%. The Company believes its current Allowance for Credit

Losses is adequate to absorb anticipated credit losses. However, no assurance can be given that the Company has adequately provided for, or will adequately provide for, such credit risks or that credit losses in excess of its Allowance for Credit Losses will not occur in the future. A significant variation in the timing of or increase in credit losses on the Company's portfolio would have a material adverse effect on the Company.

RISKS ASSOCIATED WITH GROWTH STRATEGY AND NEW PRODUCT OFFERINGS

     The Company's business strategy calls for aggressive growth in its sales and financing activities through the development and acquisition of new Company Dealerships and Branch Offices and the expansion of its existing operations to include additional financing and insurance services. The Company's ability to remain profitable as it pursues this business strategy will depend upon its ability to: (i) expand its revenue generating operations while not proportionately increasing its administrative overhead; (ii) originate and purchase contracts with an acceptable level of credit risk; (iii) effectively collect payments due on the contracts in its portfolio; (iv) locate sufficient financing, with acceptable terms, to fund the expansion of used car sales and the origination and purchase of additional contracts; and (v) adapt to the increasingly competitive market in which it operates. Outside factors, such as the economic, regulatory, and judicial environments in which it operates, will also have an effect on the Company's business. The Company's inability to achieve or maintain any or all of these goals could have a material adverse effect on the Company.

     The Company has initiated its Cygnet Dealer Program, pursuant to which the Company provides qualified Third Party Dealers with operating lines of credit secured by such dealers' retail installment contract portfolios and/or inventory. While the Company will require Third Party Dealers to meet certain minimum net worth and operating history criteria to be considered for inclusion in the Cygnet Dealer Program, the Company will, nevertheless, be extending credit to dealers who are not otherwise able to obtain debt financing from traditional lending institutions such as banks, credit unions, and major finance companies. Consequently, as with its other financing activities, the Company will be subject to a high risk of credit losses that could have a material adverse effect on the Company's financial condition and results of operations and on the Company's ability to meet its own financing obligations. Further, there can be no assurance that the Company will be able to obtain the financing necessary to fully implement the Cygnet Dealer Program. In addition, there can be no assurance that the Company will be successful in its efforts to expand its insurance services.

NO ASSURANCE OF SUCCESSFUL ACQUISITIONS

     The Company has recently completed two acquisitions and intends to consider additional acquisitions of and alliances with other companies that could complement the Company's existing business. There can be no assurance that suitable acquisition or joint venture candidates can be identified, or that, if identified, any such transactions will be consummated. Furthermore, there can be no assurance that the Company will be able to integrate successfully such acquired businesses, including those recently acquired, into its existing operations, which could increase the Company's operating expenses in the short-term and materially and adversely affect the Company's results of operations. Moreover, any acquisition by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the Company.

HIGHLY COMPETITIVE INDUSTRY

     Although the used car sales industry has historically been highly fragmented, it has attracted significant attention recently from a number of large companies, including AutoNation, U.S.A. and Driver's Mart, which have entered the used car sales business or announced plans to develop large used car sales operations. Many franchised new car dealerships have also increased their focus on the used car market. The Company believes that these companies are attracted by the relatively high gross margins that can be achieved in this market and the industry's lack of consolidation. Many of these companies and franchised dealers have significantly greater financial, marketing, and other resources than the Company. Among other things, increased competition could result in increased wholesale costs for used cars, decreased retail sales prices, and lower margins.

     Like the sale of used cars, the business of purchasing and servicing contracts originated from the sale of used cars to Sub-Prime Borrowers is highly fragmented and very competitive. In recent years, several consumer finance companies have completed public offerings in order to raise the capital necessary to fund expansion and support increased purchases of contracts. These companies have increased the competition for the purchase of contracts, in many cases purchasing contracts at prices that the Company believes are not commensurate with the associated risk. There are numerous financial services companies serving, or capable of serving, this market, including traditional financial institutions such as banks, savings and loans, credit unions, and captive finance companies owned by automobile manufacturers, and other non-traditional consumer finance companies, many of which have significantly greater financial and other resources than the Company. Increased competition may cause downward pressure on the interest rates the Company charges on contracts originated by its Company Dealerships or cause the Company to reduce or eliminate the nonrefundable acquisition discount on the contracts it purchases from Third Party Dealers, which could have a material adverse effect on the Company.

     The Company believes that recent demographic, economic, and industry trends favor growth in the used car sales and Sub-Prime Borrower financing markets. To the extent such trends do not continue, however, the Company's profitability may be materially and adversely affected.

GENERAL ECONOMIC CONDITIONS

     The Company's business is directly related to sales of used cars, which are affected by employment rates, prevailing interest rates, and other general economic conditions. While the Company believes that current economic conditions favor continued growth in the markets it serves and those in which it seeks to expand, a future economic slowdown or recession could lead to decreased sales of used cars and increased delinquencies, repossessions, and credit losses that could hinder the Company's business. Because of the Company's focus on the sub-prime segment of the automobile financing industry, its actual rate of delinquencies, repossessions, and credit losses could be higher under adverse conditions than those experienced in the used car sales and finance industry in general.

INDUSTRY CONSIDERATIONS

     In recent periods, several major used car finance companies have announced major downward adjustments to their financial statements, violations of loan covenants, related litigation, and other events. In addition, two of these companies have filed for bankruptcy protection. These announcements have had and may continue to have a disruptive effect on the market for securities of sub-prime automobile finance companies, are expected to result in a tightening of credit to the sub-prime markets, and could lead to enhanced regulatory oversight. Furthermore, companies in the used car financing market have been subject to an increasing number of class action lawsuits brought by customers alleging violations of various federal and state consumer credit and similar laws and regulations. Although the Company is not currently subject to any such lawsuits, no assurance can be given that such claims will not be asserted against the Company in the future or that the Company's operations will not be subject to enhanced regulatory oversight.

NEED TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH THIRD PARTY DEALERS

     The Company enters into nonexclusive agreements with Third Party Dealers, which may be terminated by either party at any time, pursuant to which the Company purchases contracts originated by such dealers that meet the Company's established terms and conditions. Pursuant to the Cygnet Dealer Program, the Company enters into financing agreements with qualified Third Party Dealers. The Company's Third Party Dealer financing activities depend in large part upon its ability to establish and maintain relationships with such dealers. While the Company believes that it has been successful in developing and maintaining relationships with Third Party Dealers in the markets that it currently serves, there can be no assurance that the Company will be successful in maintaining or increasing its existing Third Party Dealer base, that such dealers will continue to generate a volume of contracts comparable to the volume of contracts historically generated by such dealers, or that any such dealers will become involved in the Cygnet Dealer Program.

GEOGRAPHIC CONCENTRATION

     Company Dealership operations are currently located in Arizona, Texas, Florida, Nevada, and New Mexico. In addition, a majority of the Company's Branch Offices are located in Arizona, Texas, Florida, and Indiana. Because of this concentration, the Company's business may be adversely affected in the event of a downturn in the general economic conditions existing in the Company's primary markets.

DEPENDENCE ON EXTERNAL FINANCING

     The Company has borrowed, and will continue to borrow, substantial amounts to fund its operations from financing companies and other lenders, some of which are affiliated with the Company. Currently, the Company receives financing pursuant to the Revolving Facility with GE Capital, which has a maximum commitment of $50.0 million. Under the Revolving Facility, the Company may borrow up to 65.0% of the principal balance of eligible Company Dealership contracts and up to 90.0% of the principal balance of eligible Third Party Dealer contracts. The Revolving Facility expires in September 1997, at which time the Company has the option to renew it for one additional year. The Revolving Facility is secured by substantially all of the Company's assets. In addition, the Revolving Facility contains various covenants that limit, among other things, the Company's ability to engage in mergers and acquisitions, incur additional indebtedness, and pay dividends or make other distributions, and also requires the Company to meet certain financial tests. As of March 31, 1997, the aggregate principal amount outstanding under the Revolving Facility was $100,000, and the amount available to be borrowed was $49.9 million. Although the Company believes it is currently in compliance with the terms and conditions of the Revolving Facility, there can be no assurance that the Company will be able to continue to satisfy such terms and conditions or that the Revolving Facility will be extended beyond its current expiration date. In addition, there can be no assurance that the Company will be able to secure additional financing, including the financing necessary to fully implement the Cygnet Dealer Program, when and as needed in the future, or on terms acceptable to the Company.

     The Company recently completed negotiations to modify the terms of the Revolving Facility, and expects to execute a definitive agreement in the near future. Under the modified terms of the agreement, the commitment will be raised from $50 million to $100 million, the Company may borrow up to 65.0% of the principal balance of eligible Company Dealership contracts and up to 86.0% of the principal balance of eligible Third Party Dealer contracts, the interest rate will be reduced to 30-day LIBOR plus 3.15%, payable daily, and the Revolving Facility will expire in December 1998. The definitive agreement will be subject to the approval of the Board of Directors of the Company. Also, certain of the definitive terms may vary from those set forth herein. No assurance can be given that a definitive agreement embodying these terms will ultimately be executed.

SENSITIVITY TO INTEREST RATES

     A substantial portion of the Company's financing income results from the difference between the rate of interest it pays on the funds it borrows and the rate of interest it earns on the contracts in its portfolio. While the contracts the Company owns bear interest at a fixed rate, the indebtedness that the Company incurs under its Revolving Facility bears interest at a floating rate. In the event the Company's interest expense increases, it would seek to compensate for such increases by raising the interest rates on its Company Dealership contracts, increasing the acquisition discount at which it purchases Third Party Dealer contracts, or raising the retail sales prices of its used cars. To the extent the Company were unable to do so, the Company's net interest margins would decrease, thereby adversely affecting the Company's profitability.

IMPACT OF USURY LAWS

     The Company typically charges fixed interest rates ranging from approximately 21.0% to 29.9% on the contracts originated at Company Dealerships, while rates range from approximately 17.6% to 29.9% on the

Third Party Dealer contracts it purchases. Currently, a significant portion of the Company's used car sales activities are conducted in, and a significant portion of the contracts the Company services are originated in, Arizona, which does not impose limits on the interest rate that a lender may charge. However, the Company has expanded, and will continue to expand, its operations into states that impose usury limits, such as Florida and Texas. The Company attempts to mitigate these rate restrictions by raising the retail prices of its used cars or purchasing contracts originated in these states at a higher discount. The Company's inability to achieve higher sales prices or adequate discounts in states imposing usury limits would adversely affect the Company's planned expansion and its results of operations. There can be no assurance that the usury limitations to which the Company is or may become subject or that additional laws, rules, and regulations that may be adopted in the future will not adversely affect the Company's business.

DEPENDENCE UPON KEY PERSONNEL

     The Company's future success will depend upon the continued services of the Company's senior management as well as the Company's ability to attract additional members to its management team with experience in the used car sales and financing industry. The unexpected loss of the services of any of the Company's key management personnel, or its inability to attract new management when necessary, could have a material adverse effect upon the Company. The Company has entered into employment agreements (which include non-competition provisions) with certain of its officers.

CONTROL BY PRINCIPAL STOCKHOLDER

     Mr. Ernest C. Garcia, II, the Company's Chairman, Chief Executive Officer, and principal stockholder, holds 25.1% of the outstanding Common Stock, including 136,000 shares held by The Garcia Family Foundation, Inc., an Arizona non-profit corporation. As a result, Mr. Garcia has a significant influence upon the activities of the Company, as well as on all matters requiring approval of the stockholders, including electing or removing members of the Company's Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and changing the Company's dividend policy.

REGULATION, SUPERVISION, AND LICENSING

     The Company's operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Among other things, these laws require that the Company obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts that the Company originates and/or purchases, require specified disclosures to customers, limit the Company's right to repossess and sell collateral, and prohibit the Company from discriminating against certain customers. The Company is also subject to federal and state franchising and insurance laws.

     The Company believes that it is currently in substantial compliance with all applicable federal, state, and local laws and regulations. There can be no assurance, however, that the Company will be able to remain in compliance with such laws, and such failure could have a material adverse effect on the operations of the Company. In addition, the adoption of additional statutes and regulations, changes in the interpretation of existing statutes and regulations, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company.

PRIOR LEGAL ACTIONS INVOLVING CHIEF EXECUTIVE OFFICER

     In October 1990, Mr. Garcia pled guilty to one felony count of bank fraud brought by the United States, on behalf of the Resolution Trust Corporation ("RTC"), for his participation in a real estate transaction involving Lincoln Savings and Loan Association, a federally insured savings and loan institution that later went into receivership. In connection with this matter, Mr. Garcia also settled civil lawsuits filed against him by the RTC and the Commission, and consented to an administrative order imposed by the Commission. In addition, a real estate investment company owned by Mr. Garcia, as well as several limited partnerships organized by that company, filed petitions for reorganization under Chapter 11 of the United States

Bankruptcy Code in 1990 and 1991. Mr. Garcia and his wife filed a petition for discharge under Chapter 7 of the United States Bankruptcy Code in June 1990. Mr. Garcia's company and the related partnerships were successfully reorganized in the period from 1990 to 1993 and Mr. Garcia was fully discharged in 1991.

FORWARD LOOKING STATEMENTS

     This Prospectus contains forward looking statements. Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Commission or otherwise. Such forward looking statements are within the meaning of that term in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements may include, but not be limited to, projections of revenues, income, or loss, capital expenditures, plans for future operations, financing needs or plans, and plans relating to products or services of the Company, as well as assumptions relating to the foregoing. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward looking statements. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. Statements in this Prospectus, including those contained in this section entitled "Risk Factors," describe factors, among others, that could contribute to or cause such differences. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

                            APPLICATION OF PROCEEDS

     Except as otherwise described in the Prospectus Supplement, the net proceeds of the Offered Securities will be applied to the acquisition of existing businesses or the assets of or interests in businesses, the acquisition of real estate, contracts, or other assets, the repayment of other outstanding indebtedness, expansion of the business interests of the Company or its subsidiaries, or other general corporate purposes. Any proceeds not immediately so applied when received may be invested temporarily, pending such application, in United States government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by United States government or agency obligations, or will be deposited with banks.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's historical ratio of earnings to fixed charges for each of the indicated periods:

THREE MONTHS               TWELVE MONTHS ENDED
   ENDED                       DECEMBER 31,
 MARCH 31,       ----------------------------------------
    1997         1996     1995     1994     1993     1992
------------     ----     ----     ----     ----     ----
    6.56         1.97      (a)      (a)     1.66      (a)

     For the purposes of these computations, "earnings" are defined as the sum of pre-tax income from continuing operations plus fixed charges of the Company and its subsidiaries, adjusted to exclude the amount of any interest capitalized during the period, but adding the amount of previously capitalized interest amortized during the period; "fixed charges" consist of interest on debt, amortization of debt discount, premium, and expense, and that portion of rents which is representative of the interest factor.
---------------
(a) Earnings did not cover fixed charges by $4.0 million, $2.1 million, and $495,000 in the years ended December 31, 1995, 1994, and 1992, respectively.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities may be issued in one or more new series under an
Indenture or indentures between the Company and (i)          , in the case of
subordinated Debt Securities, and (ii)          , in the case of senior Debt
Securities, or any other trustees to be named, as Trustee (each, a "Trustee"). The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indentures pursuant to which the subordinated and senior Debt Securities are to be issued and to the Debt Securities, the forms of which are filed, or will be filed, as exhibits to the Registration Statement of which this Prospectus forms a part. Whenever particular provisions or defined terms in such documents are referred to herein or in a Prospectus Supplement, such provisions or terms are incorporated by reference herein or therein, as the case may be.

     The Debt Securities will be unsecured obligations of the Company. Separate Indentures will be used for senior Debt Securities and subordinated Debt Securities, respectively, although the description of the Indenture herein, except as specifically stated otherwise, applies to both Indentures.

     Reference is made to the Prospectus Supplement relating to any particular issue of Offered Securities for the following terms: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the Person to whom interest on such Debt Securities will be payable if other than the Person in whose name the Debt Security is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of any of such Debt Securities will be payable; (5) the rate or rates at which any of such Debt Securities will bear interest, if any, the basis of the computation of such interest (if other than on the basis of a 360-day year of twelve 30-day months), the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (6) the right, if any, to extend the interest payment periods and the duration of such extension; (7) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (8) the period or periods within which, the price or prices at which, and the terms and conditions on which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (9) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which, and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (10) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (11) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (12) if other than the currency of the United States of America, the currency, currencies, or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable and the manner of determining the equivalent thereof in the currency of the United States of America for any purpose, including for purposes of determining the principal amount deemed to be Outstanding at any time; (13) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies, or currency units, other than those in which such Debt Securities are stated to be payable, the currency, currencies, or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made, and the amount so payable (or the manner in which such amount is to be determined); (14) if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof;
(15) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (16) if applicable, that such Debt Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant Defeasance -- Defeasance and Discharge" or "Defeasance and Covenant Defeasance -- Covenant Defeasance," or under both such captions;
(17) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Global Securities" below and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (18) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Debt Securities due and payable; (19) any addition to or change in the covenants in the Indenture; (20) in the case of Debt Securities issued under the Indenture for the subordinated Debt Securities, the non-application of or any addition to or change in the provisions of such Indenture relating to subordination as described under "Subordination" below; and (21) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301).

     Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

     Except as otherwise described in the Prospectus Supplement, the covenants contained in the Indenture would not afford holders of Debt Securities protection in the event of a highly-leveraged transaction involving the Company.

SUBORDINATION

     The Indenture relating to the subordinated Debt Securities provides that, unless otherwise provided in a supplemental indenture or a Board Resolution with respect to a series of Debt Securities at the time of issuance thereof, the Debt Securities will be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company, whether outstanding as of the date of the Indenture or thereafter incurred. (Section 1401). The balance of the information under this "Subordination" heading assumes that the relevant supplemental indenture or Board Resolution results in the corresponding series of Debt Securities being subordinated obligations of the Company.

     No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the subordinated Debt Securities may be made if any Senior Debt is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. (Section 1402). Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation, or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the subordinated Debt Securities are entitled to receive or retain any payment. (Section 1403). The Holders of the subordinated Debt Securities will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt until all amounts owing on the Debt Securities are paid in full. (Section 1404).

     The term "Senior Debt" shall mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

          (a) all indebtedness of the Company for borrowed money including any such indebtedness evidenced by notes, debentures, bonds or other securities,

          (b) all indebtedness and obligations of the Company to pay monies pursuant to any sale-leaseback transaction or any installment or land contract,

          (c) all indebtedness of others of the kinds described in the preceding clause (a) or (b) assumed by or guaranteed in any manner by the Company, including through an agreement to purchase, contingent or otherwise, and

          (d) all renewals, extensions or refundings of indebtedness of the kinds described in any of the preceding clauses (a), (b) and (c);

          unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Debt Securities. (Section 101).

     The Indenture does not limit the aggregate amount of Senior Debt that the Company may issue. As of March 31, 1997, outstanding Senior Debt and subordinated debt of the Company aggregated approximately $8.4 million and $12.0 million, respectively. Subordinated Debt Securities issued under the Indenture would be senior to the existing subordinated debt of the Company.

     The subordination provisions apply only to Debt Securities that are Outstanding. A Debt Security will not be deemed to be Outstanding if, among other circumstances, money in the necessary amount has been deposited with the Trustee or any Paying Agent (other than the Company) in trust, or set aside and segregated in trust by the Company (if it acts as its own Paying Agent) for the redemption of such Debt Securities and notice of redemption has been given as required in the Indenture or provision therefor satisfactory to the Trustee has been made. In addition, upon the effectiveness of any Defeasance or Covenant Defeasance as described below under the heading "Defeasance and Covenant Defeasance," the Debt Securities then Outstanding shall cease to be subordinated under the Indenture.

FORM, EXCHANGE, AND TRANSFER

     The Debt Securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable Prospectus Supplement, in denominations of $1,000 and any integral multiple thereof. (Section 302).

     At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305).

     Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but, with certain limited exceptions, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section 305). The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002).

     If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed, the Company will not be required to (i) issue, register the transfer of, or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section
305).

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor, and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

     Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security, (iii) the Company executes and delivers to the Trustee a Company Order that such Global Security shall be so transferable or exchangeable, or (iv) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. Subject to the provisions in the next preceding sentence, all securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305).

     As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities represented thereby for all purposes under the Debt Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange therefor, and will not be considered to be the owners or Holders of such Global Security or any Debt Securities represented thereby for any purpose under the Debt Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

     Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Trustee, or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising, or reviewing any records relating to such beneficial interests.

     Secondary trading in notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which case secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307).

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. (Section 307). Unless otherwise indicated in the applicable Prospectus
Supplement, the corporate trust office of the Trustee in             will be
designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002).

     All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, or interest has become due and payable will be repaid to the Company, subject to certain publication requirements, and the Holder of such Debt Security thereafter may look only to the Company for payment thereof. (Section 1003).

REDEMPTION

     In the event that Debt Securities of a series are subject to redemption, the Company will give a specified notice of redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to each Holder of Debt Securities to be redeemed at his address appearing in the Security Register. Each notice of redemption (except with respect to any mandatory sinking fund payment) may include a statement that such redemption shall be conditional upon the receipt by the Trustee on or prior to the Redemption Date of amounts sufficient to pay principal of, and premium, if any, and interest on, the Debt Securities to be redeemed, and that if such amounts shall not have been so received, said notice shall be of no force and effect, the Debt Securities to be redeemed will not become due and payable, and the Company shall not be required to redeem such Securities. If such a Conditional Notice is given, failure by the Company to deposit money necessary to effect the redemption on or prior to the Redemption Date will not result in a default under the Indenture.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     The Company may not consolidate with or merge into any other Person or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, and may not permit any Person to consolidate with or merge into the Company or convey, transfer, or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company shall consolidate with or merge into another Person or shall convey, transfer, or lease its property and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety is a corporation, partnership, unincorporated organization, trust, or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) certain other conditions are met. (Section 801).

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Securities of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Securities of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; (e) certain events in bankruptcy, insolvency, or reorganization, and (f) any other Event of Default specified for such series in the supplemental indenture or Board Resolution creating or governing such series. (Section 501). Any additional Event of Default provided for a series of Debt Securities pursuant to clause (f) above will be described in the Prospectus Supplement relating to such series.

     If an Event of Default (other than an Event of Default described in clause
(e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (e) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture and payment of all overdue interest and certain other payments are made by the Company. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512).

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request, and offer. (Section 507). However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508).

     The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions, and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004).

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee at any time and from time to time without the consent of the Holders of any of the Debt Securities in certain limited cases. (Section 901). In addition, modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,
(f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or modify such provisions with respect to modification and waiver. (Section 902).

     The Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 513).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any request, demand, authorization, direction, notice, consent, waiver, or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security, and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain

Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302 of the Indenture, will not be deemed to be Outstanding. (Section 101).

     Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Trustee, if it sets the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104).

DEFEASANCE AND COVENANT DEFEASANCE

     If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Debt Securities of any series. (Section 1301).

     DEFEASANCE AND DISCHARGE. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1302 applied to Debt Securities of any series, the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost, or mutilated Debt Securities, to maintain paying agencies, and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities or on any Redemption Date established for such series in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such deposit, defeasance, and discharge were not to occur. (Sections 1302 and 1304).

     DEFEASANCE OF CERTAIN COVENANTS. The Indenture provides that, upon the Company's exercise of its option (if any) to have Section 1303 applied to Debt Securities of any series, the Company may omit to comply with certain restrictive covenants in the Indenture or any additional restrictive covenants that may be described in the applicable Prospectus Supplement with respect to a series of Debt Securities, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement with respect to a series of Debt Securities, will be deemed not to be or result in an Event of Default and the provisions of Article Fourteen relating to subordination (included in the Indenture relating to subordinated Debt Securities) will cease to be effective, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities or on any Redemption Dates established for such series in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the

Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities, but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304).

SATISFACTION AND DISCHARGE

     The Indenture will also be deemed to be satisfied and discharged, except as to certain limited provisions, as to Debt Securities that have become due and payable or will become due and payable at their Stated Maturity within one year from the date of determination or are to be called for redemption within one year under arrangements satisfactory to the Trustee, but only if the Company deposits money in an amount sufficient to pay the entire principal, premium, and interest to the date of deposit (as to Debt Securities that have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, and certain other conditions are satisfied. (Section 401). See also "Defeasance and Covenant Defeasance."

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106).

TITLE

     The Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308).

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in
accordance with, the law of the State of       . (Section 112).

REGARDING THE TRUSTEES

     The Trustee under the Indenture relating to the subordinated Debt
Securities is           . The Company maintains normal banking arrangements with
          , which include           . The Trustee under the Indenture relating
to the senior Debt Securities is           . The Company maintains normal
banking arrangements with           , which include           .

                              PLAN OF DISTRIBUTION

     The Company intends to sell up to $200 million in aggregate principal amount of the Offered Securities to or through underwriters or dealers, and may also sell the Offered Securities directly to other purchasers or through agents, as described in the Prospectus Supplement relating to an issue of Offered Securities.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     In connection with the sale of the Offered Securities, underwriters may receive compensation from the Company or from purchasers of Offered Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Offered Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers, and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Debt Securities offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004.

                                    EXPERTS

     The consolidated balance sheets of the Company and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein, and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Seminole Finance Corporation and Related Companies as of December 31, 1996 and for the year ended December 31, 1996, have been incorporated by reference herein, and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP dated March 18, 1997 contains an explanatory paragraph that states: "the accompanying combined financial statements have been prepared assuming that Seminole Finance Corporation and Related Companies will continue as a going concern. As discussed in Note 7 to the combined financial statements, Seminole Finance Corporation and Related Companies is involved in a lawsuit that involves a material amount of damages that, if there were an adverse outcome, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 7. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     The combined financial statements of Seminole Finance Corporation and Related Companies as of December 31, 1995 and for the year then ended have been incorporated herein by reference to the Company's Current Report on Form 8-K/A1 dated January 15, 1997 and its Form 8-K/A2 Report dated January 15, 1997, in reliance upon the report of Barton & Company, P.A., independent certified public accountants, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of E-Z Plan, Inc. for the year ended December 31, 1996, included in the Company's Current Report (Form 8-K/A1) dated April 1, 1997, have been audited by Ernst and Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information...............      2
Incorporation of Certain Documents
  by Reference......................      2
The Company.........................      4
Risk Factors........................      7
Application of Proceeds.............     12
Ratio of Earnings to Fixed
  Charges...........................     12
Description of Debt Securities......     13
Plan of Distribution................     21
Legal Matters.......................     22
Experts.............................     22

======================================================
======================================================

                                  $200,000,000

                                      LOGO

                                DEBT SECURITIES
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                 JULY   , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Securities and Exchange Commission registration fee........................  $60,607
    Printing, engraving, and postage expenses..................................       (1)
    * Legal fees and expenses..................................................   90,000
    * Accounting fees..........................................................   25,000
    Trustee's fees and expenses................................................       (1)
    Blue Sky fees and expenses.................................................       (1)
    Miscellaneous..............................................................       (1)
                                                                                 -------
              Total............................................................  $    (1)
                                                                                 =======

---------------
 * Estimated.

(1) To be included by Pre-Effective Amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, the Company's Certificate of Incorporation provides that the Company shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee") against expenses, liabilities, and losses (including attorneys' fees, judgments, fines, excise taxes, or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the board of directors of the Company.

     The right to indemnification set forth above includes the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an Indemnitee who has ceased to be a director, officer, employee, or agent and inures to the benefit of the Indemnitee's heirs, executors, and administrators.

     The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Company may agree to indemnify any underwriters of the Offered Securities and their controlling persons, and the underwriters may agree to indemnify the Company and its controlling persons, against certain liabilities, including liabilities under the Securities Act. Reference is made to any Underwriting Agreement filed as part of Exhibit 1 hereto.

     For information regarding the Company's undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 hereof.

ITEM 16.  LIST OF EXHIBITS.

   EXHIBIT
     NO.                                        DESCRIPTION
   -------   ----------------------------------------------------------------------------------
      1.1    Form of Underwriting Agreement for Debt Securities (to be filed as Exhibit(s) by means of Form 8-K).
      4.1    Form of Indenture relating to senior Debt Securities.
      4.2    Form of Indenture relating to subordinated Debt Securities.
      4.3    Form(s) of Supplemental Indenture relating to Offered Debt Securities (to be filed as Exhibit(s) by means of Form 8-K).
      4.4    Specimen(s) of Offered Debt Securities (to be filed as Exhibit(s) by means of Form
             8-K).
      5.1    Opinion of Snell & Wilmer L.L.P.
     12      Computation of Ratio of Earnings to Fixed Charges.
     23.1    Consent of KPMG Peat Marwick LLP (Ugly Duckling Corporation and subsidiaries).
     23.2    Consent of KPMG Peat Marwick LLP (Seminole Finance Corporation and Related
             Companies).
     23.3    Consent of Barton & Company, P.A. (Seminole Finance Corporation and Related
             Companies).
     23.4    Consent of Ernst & Young LLP (E-Z Plan, Inc.).
     23.5    Consent of Snell & Wilmer L.L.P. (included in Opinion filed as Exhibit No. 5.1).
     24.1    Power of Attorney (see II-4).
     25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
                       , as Trustee under the Indenture relating to the subordinated Debt
             Securities (to be filed by Pre-Effective Amendment to this Registration
             Statement).
     25.2    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
                       , as Trustee under the Indenture relating to the senior Debt Securities
             (to be filed by Pre-Effective Amendment to this Registration Statement).

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 17, 1997.

                                          Ugly Duckling Corporation

                                          By: /s/ ERNEST C. GARCIA, II
                                            ------------------------------------
                                                    Ernest C. Garcia, II
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Ernest C. Garcia, II, Gregory B. Sullivan, Steven
P. Johnson, and Steven T. Darak, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-3 Registration Statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, as full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         NAME AND SIGNATURE                              TITLE                          DATE
------------------------------------   -----------------------------------------   --------------

      /s/ ERNEST C. GARCIA, II         Chief Executive Officer and Director        July 17, 1997
------------------------------------     (Principal executive officer)
        Ernest C. Garcia, II

        /s/ STEVEN T. DARAK            Senior Vice President and Chief             July 17, 1997
------------------------------------     Financial Officer (Principal
          Steven T. Darak                financial and accounting officer)

       /s/ ROBERT J. ABRAHAMS          Director                                    July 17, 1997
------------------------------------
         Robert J. Abrahams

    /s/ CHRISTOPHER D. JENNINGS        Director                                    July 17, 1997
------------------------------------
      Christopher D. Jennings

       /s/ JOHN N. MCDONOUGH           Director                                    July 17, 1997
------------------------------------
         John N. Mcdonough

        /s/ ARTURO R. MORENO           Director                                    July 17, 1997
------------------------------------
          Arturo R. Moreno

        /s/ FRANK P. WILLEY            Director                                    July 17, 1997
------------------------------------
          Frank P. Willey